UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 7, 2000

DIGITAL VIDEO SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State of Other Jurisdiction of Incorporation)

0-28472	77-0333728
(Commission File Number)	(IRS Employer Identification Number)

280 Hope Street
Mountain View, CA    94041
(Address of principal executive offices including zip code)

(650) 625-8200
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

ITEM 4. Changes in Registrant's Certifying Accountant

(i) In January 2000, the Company and C.G. Uhlenberg & Co. LLP, discussed a transition of C.G. Uhlenberg & Co. LLP from its role as the Company's independent auditor to a role as a consultant to the Company with respect to accounting matters. In a letter addressed to the Company dated February 1, 2000, C.G. Uhlenberg & Co. LLP conveyed its understanding that its new role was to act as a consultant for the Company with respect to general ledger accounting and, as a result, informed the Company that it would no longer be able to act as the Company's independent auditor. Thereafter, discussions ensued between the Company and C.G. Uhlenberg & Co. LLP as to C.G. Uhlenberg & Co. LLP's role with the Company. On Monday, February 28, 2000, the Company and C.G. Uhlenberg & Co. LLP completed discussions and agreed that C.G. Uhlenberg & Co. LLP would cease to be the Company's independent auditor and simultaneously become a consultant to the Company taking full charge of all general ledger activities in the United States and also to prepare consolidation entries and consolidated financial statements worldwide.

This arrangement became necessary as the downsizing of U.S. operations presented a relatively unattractive employment opportunity for accounting professionals, and, when coupled with the very low rate of unemployment in Silicon Valley, the Company determined it was not able to attract the caliber of people required for such accounting positions.

Given the substantial growth being experienced in the Company's Korean subsidiary, it was determined that the Company should engage, as many companies in Silicon Valley have done, professional outside accounting services. And, given C.G. Uhlenberg & Co. LLP's knowledge of our business and accounting matters they were the ideal candidate and henceforth the decision was made as mentioned above.

(ii) The report of C.G. Uhlenberg & Co. LLP accompanying the financial statements for the fiscal year ended March 31, 1999 contained an adverse opinion as to the Company's ability to continue as a going concern, but otherwise contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

(iii) The Chairman of the Audit Committee has been aware of the discussions between the Company and C.G. Uhlenberg & Co. LLP and he and the committee fully approved and support the new relationship.

(iv) In connection with its audit for the fiscal year ended March 31, 1999 and through calendar year 1999, there were no disagreements with C.G. Uhlenberg & Co. LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of C.G. Uhlenberg & Co. LLP, would have caused C.G. Uhlenberg & Co. LLP to make reference thereto in their report on the financial statements for such year.

(v) In a letter to the Company dated October 30, 1999, C.G. Uhlenberg & Co. LLP advised the Company that in connection with its audit for the year ended March 31, 1999, C.G. Uhlenberg & Co. LLP had concluded that, due to significant personnel reductions, there was a breakdown of internal controls and a void of continuity of Company procedures. C.G. Uhlenberg & Co. LLP further stated that as a result of personnel reductions, the employees and consultants in the Company's finance department did not have sufficient knowledge, experience or authority for the roles they had been asked to perform, including a sufficient technical accounting knowledge and thorough knowledge of the Company's accounting system. C.G. Uhlenberg & Co. LLP, however, also advised the Company that such conditions were considered in the performance of their audit of the Company's consolidated financial statements and that such conditions did not affect C.G. Uhlenberg & Co. LLP's report dated June 29, 1999 on those financial statements. This matter has been discussed in detail between C.G. Uhlenberg & Co. LLP and the Chairman of the Company's Audit Committee.

On March 6, 2000, the Company retained Burr, Pilger & Mayer as its new independent accountant. The Company has authorized C.G. Uhlenberg & Co. LLP to respond fully to the inquiries of the successor accountant concerning the subject matter above.

(vi) The Company has requested that C.G. Uhlenberg & Co. LLP furnish it with a letter addressed to the Commission stating whether or not it agrees with the above statements. A copy of such letter will be filed subsequently as an exhibit to this Form 8-K.

(vii) The Company requested that Burr, Pilger & Mayer review the disclosure referenced above and has provided Burr, Pilger & Mayer with the opportunity to furnish the Company with a letter addressed to the Commission containing any new information, clarification of the Company's expression of its views or the respects, if any, in which it does not agree with the statements made by the Company in such disclosure. A copy of such letter will be filed subsequently as an exhibit to this Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934,

the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DIGITAL VIDEO SYSTEMS, INC.

By: /s/ Mali Kuo

Mali Kuo

Chief Executive Officer

March 7, 2000